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                       [LETTERHEAD OF COOLEY GODWARD LLP]

July 12, 2001

The Titan Corporation
3033 Science Park Road
San Diego, CA 92121-1199

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the underwritten public offering (the "Offering") of up to 8,625,000 shares (the "Shares") of common stock, $.01 par value per share ("Common Stock"), of The Titan Corporation, a Delaware corporation (the "Company") (including 6,923,685 shares of Common Stock offered by the Company, 576,315 shares of Common Stock offered by certain stockholders of the Company and 1,125,000 shares of Common Stock reserved for issuance upon the exercise of the underwriters' overallotment option, if any), covered by a Registration Statement filed with the Securities and Exchange Commission on Form S-3 (Registration Statement No. 333-63274), as amended (the "Registration Statement").

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP


By:    /s/ Barbara L. Borden
       -----------------------------
       Barbara L. Borden